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                                                                    EXHIBIT 5.1


                             FOX LAW OFFICES, P.A.
                                 P.O. BOX 1097
                            PECOS, NEW MEXICO  87552
                            Telephone (505) 757-6411
                            Facsimile (505) 757-2411


November 25, 1997


Board of Directors
ARXA International Energy, Inc.
110 Cypress Station Drive,  Suite 280
Houston, Texas  77090

            In re:  ARXA International Energy, Inc.
                    Registration Statement of Form S-8

Gentlemen:

We have represented ARXA International Energy, Inc., a Delaware Corporation, ("Company") in connection with the preparation of a registration statement filed with the Securities and Exchange Commission on Form S-8 ("Registration Statement") relating to the proposed issuance of up to 50,000 shares ("Shares") of the Company's Common Stock, par value of $.001 per share) ("Common Stock") pursuant to the terms of a Consulting Agreement with Wharton Capitol Corp. dated January 2, 1997. In this connection, we have examined such documents, corporate records and other papers as we deemed necessary to examine for the purposes of this opinion.

We are of the opinion that the Share of Common Stock will be, when issued pursuant to the Consulting Agreement, legally issued, fully paid and nonassessable.

We hereby consent to the filing of this Opinion as an Exhibit to the Registration Statement.

Yours truly,
FOX LAW OFFICES, P.A.

/s/ Richard C. Fox

By: Richard C. Fox